Exhibit 4.8
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Coinbase Global, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock. References herein to the terms the “company,” “we,” “our,” and “us” refer to Coinbase Global, Inc.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our restated certificate of incorporation, our amended and restated bylaws, and applicable provisions of the Delaware General Corporation Law, or DGCL. This summary is not complete, and is qualified by reference to our restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the DGCL for additional information.

Capitalization

Our authorized capital stock consists of 10,000,000,000 shares of our Class A common stock, $0.00001 par value per share, 500,000,000 shares of our Class B common stock, $0.00001 par value per share, 500,000,000 shares of undesignated common stock, $0.00001 par value per share, and 500,000,000 shares of undesignated preferred stock, $0.00001 par value per share.

Class A Common Stock and Class B Common Stock

Dividend rights

Subject to preferences that may apply to any shares of our preferred stock or any new series of common stock outstanding at the time, the holders of our Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. Shares of Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per share basis, with respect to dividends that may be declared by our board of directors.

Voting rights

Holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to twenty votes per share, on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Our restated certificate of incorporation provides that the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of Class B common stock, voting separately and as a single class, is required for any proposal to amend or repeal, or adopt any provision inconsistent with, any provision in the restated certificate of incorporation relating to the voting, conversion, or other rights, powers, preferences, privileges, or restrictions of the Class B common stock. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our restated certificate of incorporation does not provide for cumulative voting for the election of directors. Our restated certificate of incorporation initially established a classified board of directors, divided in three classes with staggered three-year terms. Under the classified board of directors structure, only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder for their respective three-year terms. Pursuant to the terms of our restated certificate of incorporation, our board of directors remains classified until the date on which the company certifies that Brian Armstrong, our co-founder, Chief Executive Officer, and the Chairman of our board, and his affiliated entities hold a majority of the voting power of all the then-outstanding shares of our capital stock entitled to vote (we refer to such date as the staggered board end date and to such periods of control as the founder control periods). Subsequent to Mr. Armstrong becoming the beneficial owner of over a majority of the voting power of our outstanding capital stock in May 2021 and upon the direction of our board of directors, we certified Mr. Armstrong’s voting power, resulting in a staggered board end date and a period of founder control. Pursuant to the terms of our restated certificate of incorporation, following each staggered board end date, all directors will be elected for annual terms following the expiration of their initial classified terms as described in our restated certificate of incorporation. If, following any staggered board end date, Mr. Armstrong and his affiliated entities cease to hold a majority of the voting power of all the then-outstanding shares of our capital stock, our board of directors will revert to being divided in three classes with staggered three-year terms as described above (which we refer to as a staggered board start date) until the subsequent staggered board end date.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers, including certain transfers to family members, trusts solely for the benefit of the stockholder or their family members, affiliates under common control with the stockholder, and partnerships, corporations, foundations, individual retirement accounts, and other entities exclusively owned by the stockholder or their family members, in each case as fully described in our restated certificate of incorporation. Once converted into Class A common stock, the Class B common stock will not be reissued.

All the outstanding shares of Class B common stock will convert automatically into shares of Class A common stock upon the earliest to occur of (i) the date fixed by the board of directors that is no less than 61 days and no more than 180 days following the first time the aggregate number of shares of Class B common stock held by Mr. Armstrong and his affiliates is less than 25% of the aggregate number of shares of Class B common stock held by Mr. Armstrong and his affiliates as of April 1, 2021; (ii) the date and time specified by affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of Class B common stock, voting as a single class, and the affirmative vote of at least 66-2/3% of the then serving members of our board of directors, which must include the affirmative vote of Mr. Armstrong, if either (A) Mr. Armstrong is serving on our board of directors and has not been terminated for cause or resigned except for good reason (as each term is defined in our restated certificate of incorporation) from his position as our Chief Executive Officer or (B) Mr. Armstrong has not been removed for cause or resigned from the position of Chairman of the board of directors; and (iii) the death or disability (as defined in our and restated certificate of incorporation) of Mr. Armstrong, provided, that, in the case of (iii), the date of such automatic conversion may be delayed, but not for more than six months, to a date approved by a majority of the independent directors (as defined in our and restated certificate of incorporation) then in office.

No preemptive or similar rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Right to receive liquidation distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributed ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock or new series of common stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock or new series of common stock.

Fully paid and non-assessable

All of the outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

“Blank check” common stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue common stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the form, designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors may use the “blank check” common stock to issue common stock, or rights or options thereto, in the form of blockchain-based tokens. Our board of directors may authorize the issuance of such common stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock and our Class B common stock. The issuance of such common stock, or any rights or options thereto, while providing flexibility to us in connection with various corporate purposes, could, among other things, adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock. However, during the period commencing immediately following a staggered board start date and ending upon the next staggered board end date, the authorization of any “blank check” common stock entitling the holder of such shares to the right to more than one vote per share must be approved by the majority of the directors then in office, including Mr. Armstrong, for so long as Mr. Armstrong is then serving as a member of our board of directors and the shares of our Class B common stock have not yet been automatically converted into shares of Class A common stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Notwithstanding the foregoing, during the period commencing immediately following a staggered board start date and ending upon the next staggered board end date, the authorization of any “blank check” preferred stock entitling the holder of such shares to the right to more than one vote per share must be approved by the majority of the directors then in office, including Mr. Armstrong, for so long as Mr. Armstrong is then serving as a member of our board of directors and the shares of our Class B common stock have not yet been automatically converted into shares of Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change of control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock.

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•Dual class stock structure. As described above in the section titled “Class A Common Stock and Class B Common Stock—Voting Rights,” our restated certificate of incorporation provides for a dual-class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A common stock and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

•Board of directors vacancies. Our restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats, and further provide that, during the period commencing immediately following a staggered board start date and ending upon the next staggered board end date, any director filling such a vacancy, including a newly created seat, must be approved by the affirmative vote of all of the directors then in office. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promote continuity of management.

•Director Nominees. Our amended and restated bylaws provide that during the period commencing immediately following a staggered board start date and ending upon the next staggered board end date, any director nomination made pursuant to our notice of meeting or by or at the direction of our board of directors or a committee thereof, must be approved by the affirmative vote of all of the directors then in office. This provision makes it difficult to gain control of our board of directors as any single existing director would have the ability to veto a nominee put forth by the other members of our board of directors or by a committee thereof.

•Classified board. Our restated certificate of incorporation was initially classified into three classes of directors following our direct listing in April 2021. Our restated certificate provides upon the occurrence of certain conditions related to Mr. Armstrong’s ownership of our capital stock, our board of directors may alternate between classified and declassified structures. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section above titled “Class A Common Stock and Class B Common Stock—Voting Rights.” Subsequent to Mr. Armstrong becoming the beneficial owner of over a majority of the voting power of our outstanding capital stock in May 2021 and upon the direction of our board of directors, we certified Mr. Armstrong’s voting power, resulting in a staggered board end date and a period of founder control. Pursuant to the terms of our restated certificate of incorporation, following each staggered board end date, all directors will be elected for annual terms following the expiration of their initial classified terms as described in our restated certificate of incorporation.

•Requirements for amendments of our restated certificate of incorporation. Our restated certificate of incorporation provides that the affirmative vote of holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of voting stock is required to amend or repeal certain provisions of our restated certificate of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of our preferred stock, or, if any proposed amendment or repeal of such a provision has been approved by the then-serving directors constituting two-thirds of the total number of authorized directors on our board, with the affirmative vote of holders of a majority of the voting power of all then outstanding shares of voting stock. Notwithstanding the foregoing, our restated certificate of incorporation further provides that prior to the time at which all outstanding shares of Class B common stock automatically convert into shares of Class A common stock, holders of our Class B common stock will vote separately and as a single class on any proposal to amend or repeal, or adopt any provision inconsistent with, any provision in the restated certificate of incorporation relating to the voting, conversion, or other rights, powers, preferences, privileges, or restrictions of the Class B common stock.

•Requirements for amendments of our amended and restated bylaws. Our restated certificate of incorporation provides that our board of directors has the power to adopt, amend, or repeal our amended and restated bylaws, provided, however, that during the period commencing immediately following a staggered board start date and ending upon the next staggered board end date, any proposed adoption, amendment, or repeal related to director nominees must be approved by the affirmative vote of all of the directors then in office. Our restated certificate of incorporation also provides our stockholders with the power to adopt, amend, or repeal our amended and restated bylaws with the affirmative vote of holders of at least 66-2/3% of the voting power of all of the then outstanding shares of voting stock, or, if any proposed adoption, amendment, or repeal of any provision has been approved by the then-serving directors constituting two-thirds of the total number of authorized directors on our board, with the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock. Notwithstanding the foregoing, during founder control periods, the affirmative vote of holders of only a majority of the voting power of all of the then-outstanding shares of voting stock is required for our stockholders to adopt, amend, or repeal our amended and restated bylaws.

•Stockholder action; Special meeting of stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock are not able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Notwithstanding the foregoing, during the period commencing immediately after a staggered board end date and ending upon the next staggered board start date, stockholders may take action by written consent. Our restated certificate of incorporation further provides that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer or our board of directors acting pursuant to a resolution adopted by the then-serving directors constituting a majority of the total number of authorized directors on our board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors. During founder control periods, our restated certificate of incorporation provides that our stockholders will be permitted to take action by written consent.

•Advance notice requirements for stockholder proposals and director nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. During periods in which our stockholders are not permitted to act by written consent, these provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation does not provide for cumulative voting.

•Removal of directors. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and with the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock. However, during founder control periods, stockholders will be able to remove directors with or without cause by the affirmative vote of a majority of the then-outstanding shares of voting stock.

•Issuance of undesignated preferred stock and common stock. Our restated certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 500,000,000 shares of undesignated preferred stock and 500,000,000 shares of undesignated common stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock and common stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

•Exclusive forum. Our restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim that is based upon a breach of fiduciary duty; any action asserting a claim against us or any current or former director, officer, stockholder, employee or agent of ours, arising pursuant to the DGCL, our restated certificate of incorporation or our amended and restated bylaws; any action to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or amended and restated bylaws; any action asserting a claim against us that is governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as that term is defined in DGCL Section 115. Our restated certificate of incorporation also provides that the federal district courts of the United States are, to the fullest extent permitted by law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision, unless we consent in writing to the selection of an alternative forum. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act to the fullest extent permitted by law. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Transfer Agent

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

Exchange Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “COIN.”

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